FOR IMMEDIATE RELEASE	CONTACT: William J. Pasenelli Chief Executive Officer 888.745.2265

THE COMMUNITY FINANCIAL CORPORATION
ANNOUNCES RESULTS OF OPERATIONS FOR FIRST QUARTER OF 2015

Waldorf, Maryland, April 22, 2015 – The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), reported its results of operations for the three months ended March 31, 2015. Consolidated net income available to common shareholders for the three months ended March 31, 2015 increased $127,000 to $1.8 million, or $0.38 per common share (diluted), compared to $1.7 million, or $0.36 per common share (diluted), for the three months ended March 31, 2014. The increase in net income was mainly due to increased net interest income. Additionally, net income was positively impacted by a small increase in noninterest income and a slight decrease in the provision for loan losses compared to the same period in 2014. These increases to net income were partially offset by increased noninterest expense.

“Net interest income increased $629,000 to $9.1 million for the three months ended March 31, 2015 compared to the first quarter of 2014. Net interest income increased $553,000 due to increased earnings on interest-earning assets primarily due to increased loan volume and $76,000 due to reduced funding costs from the comparable period,” stated William J. Pasenelli, President and Chief Executive Officer. “The Company’s interest rate spread and net interest margin have increased nine and seven basis points to 3.55% and 3.67%, respectively, for the three months ended March 31, 2015 from the comparable period in 2014.”

“The Bank has continued to shift our deposit mix. At March 31, 2015, 56% of our deposit funding is from transaction accounts compared to 2011, when only 45% of our accounts were transaction accounts,” stated James F. Di Misa, Chief Operating Officer. “Our increased focus on providing products and services that serve small, midsize and municipal customers has been the primary reason for our change in the deposit mix and the resulting decrease in the Bank’s funding costs.  Since 2011, our deposit costs have decreased 96 basis points from 1.43% for the year ended December 31, 2011 to 0.47% for the three months ended March 31, 2015.”

Operations – Three Months Ended March 31, 2015 compared to Three Months Ended March 31, 2014
The increase in net income available to common shareholders of $127,000 to $1.8 million for the three months ended March 31, 2015 compared to the same period in 2014 was attributable to increased net interest income of $629,000 and noninterest income of $67,000 and decreases in the provision for loan losses of $25,000 and preferred stock dividends of $27,000. These increases to net income were partially offset by increased noninterest expense of $612,000 and income tax expense of $9,000. Noninterest expense increased from the comparable period in 2014 primarily as a result of costs related to the opening of the Bank’s Fredericksburg branch and the Annapolis Loan Production Office (“LPO”) during the second half of 2014 and increased data processing and OREO related costs.

Net interest income increased to $9.1 million for the three months ended March 31, 2015 compared to $8.4 million for the three months ended March 31, 2014. The net interest margin was 3.67% for the three months ended March 31, 2015, a seven basis point increase from 3.60% for the three months ended March 31, 2014. The increase was largely the result of an increase in the average balance of loans as a percentage of total assets and a continued decrease in the cost of funds. In addition, the Bank’s cost of deposits continued to decline compared to the same period of 2014, but was partially offset by additional interest expense related to the $23.0 million of subordinated debt issued during the first quarter of 2015.

Interest and dividend income increased by $553,000 to $10.7 million for the three months ended March 31, 2015 compared to $10.2 million for the three months ended March 31, 2014. Increased income from the growth in the average balance of loans was partially offset by decreased income from reduced yields on loans and investments and smaller average investment balances. Interest and dividend income increased $683,000 due to growth of $57.2 million in the average balance of loans from $795.7 million to $852.9 million. This increase was partially offset by a decrease of $89,000 in interest income from a reduction in loan yields and $9,000 from a reduction in investment yields. Average loan yields declined 5 basis points from 4.82% for the three months ended March 31, 2014 to 4.77% for the three months ended March 31, 2015. Interest and dividend income was further reduced $32,000 as average interest-earning investment balances decreased $7.7 million from $141.3 million for the three months ended March 31, 2014 to $133.6 million for the three months ended March 31, 2015.

Interest expense decreased $76,000 to $1.7 million for the three months ended March 31, 2015 compared to the three months ended March 31, 2014 due primarily to a reduction in the cost of funds on interest-bearing liabilities partially offset by an increase in interest expense related to the $23.0 million of subordinated debt issued during the first quarter of 2015. The average cost of total interest-bearing liabilities decreased 8 basis points from 0.88% for the first quarter of 2014 to 0.80% for the first quarter of 2015. Interest expense decreased $278,000 due to a decrease in rates, which was principally achieved by a decrease in the average rates paid on certificates of deposits, money market accounts and long-term debt, which declined from 1.03%, 0.30% and 2.38%, respectively, for the three months ended March 31, 2014 to 0.83%, 0.25% and 2.15%, respectively, for the three months ended March 31, 2015. Deposit costs decreased 14 basis points from 0.61% to 0.47% for the comparable period. Additionally, the increase of noninterest bearing demand deposits of $21.4 million contributed to the decline in funding costs with average balances increasing from $90.6 million for the three months ended March 31, 2014 to $112.0 million for the three months ended March 31, 2015. These reductions in interest expense were partially offset by a $202,000 increase in interest expense due to increased average balances of interest-bearing transaction deposit accounts and debt compared to the same quarter of 2014. The average rate paid on debt, which includes long-term debt, trust preferred junior subordinated debentures (TRUPS), subordinated debt and short-term borrowings, increased from 2.24%fpr the three months ended March 31, 2014 to 2.45% for the comparable period in 2015.

The provision for loan losses decreased $25,000 to $178,000 for the three months ended March 31, 2015 compared to $203,000 for the three months ended March 31, 2014 and reflected decreases in net-charge-offs and the specific allowance compared to the same period in 2014. The specific allowance is based on management’s estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs, additions to other real estate owned, or the sale of non-performing and classified loans. Net charge-offs decreased $106,000 from $144,000 for the three months ended March 31, 2014 to $38,000 for the three months ended March 31, 2015.

Noninterest income increased by $67,000 to $962,000 for the three months ended March 31, 2015 compared to $895,000 for the three months ended March 31, 2014. Noninterest income increased due to modest increases in service charges, gains on loans held for sale and bank owned life insurance (“BOLI”). The Bank made an additional investment of $7.0 million in BOLI during the third quarter of 2014. Gains on loans held for sale were $97,000 for the three months ended March 31, 2015 compared to $68,000 for the three months ended March 31, 2014.

For the three months ended March 31, 2015, noninterest expense increased 9.7%, or $612,000, to $6.9 million from $6.3 million for the comparable period in 2014. The increase was primarily due to growth in employee compensation and occupancy costs as the Bank added employees and facilities during the second half of 2014 to support its expansion in Fredericksburg, Virginia and Annapolis, Maryland and the surrounding markets. Salary and benefits, data processing and professional fees were impacted by the increased cost of compliance and regulation. The Company’s efficiency ratio and noninterest expense as a percentage of average assets for the three months ended March 31, 2015 were 69.26% and 2.61%, respectively, compared to 67.86% and 2.52%, respectively, for the three months ended March 31, 2014. The following is a summary breakdown of noninterest expense:

	Three Months Ended March 31,
(dollars in thousands)	2015	2014	$ Change	% Change
Compensation and Benefits	$4,145	$4,029	$116	2.9%
OREO Valuation Allowance and Expenses	219	129	90	69.8%
Other Operating Expenses	2,579	2,173	406	18.7%
Total Noninterest Expense	$6,943	$6,331	$612	9.7%

Financial Condition at March 31, 2015 compared to December 31, 2014
Total assets at March 31, 2015 of $1.09 billion increased $6.3 million compared to total assets of $1.08 billion at December 31, 2014. The increase in total assets was primarily attributable to net loan growth partially offset by declines in cash and securities. Net loans increased $19.1 million from $862.4 million at December 31, 2014 to $881.5 million at March 31, 2015, due primarily to increases in loans for commercial real estate partially offset by decreases in commercial loans and residential loans. The following is a breakdown of the Company’s loan portfolio at March 31, 2015 and December 31, 2014:

(dollars in thousands)	March 31, 2015%		December 31, 2014%

Commercial real estate	$588,193	65.99%	$561,080	64.34%
Residential first mortgages	148,631	16.68%	152,837	17.52%
Construction and land development	37,349	4.19%	36,370	4.17%
Home equity and second mortgages	21,211	2.38%	21,452	2.46%
Commercial loans	68,504	7.69%	73,625	8.44%
Consumer loans	464	0.05%	613	0.07%
Commercial equipment	26,931	3.02%	26,152	3.00%
	891,283	100.00%	872,129	100.00%
Less:
Deferred loan fees	1,210	0.14%	1,239	0.14%
Allowance for loan losses	8,621	0.97%	8,481	0.97%
	9,831		9,720
	$881,452		$862,409

Non-accrual loans (90 days or greater delinquent and non-accrual only loans) decreased $1.9 million from $10.3 million or 1.18% of total loans at December 31, 2014 to $8.4 million or 0.95% of total loans at March 31, 2015. Non-accrual only loans are loans classified as non-accrual due to customer operating results or payment history. In accordance with the Company’s policy, interest income is recognized on a cash basis for these loans. There were no non-accrual only loans at March 31, 2015 or at December 31, 2014. The Bank had 24 non-accrual loans at March 31, 2015 compared to 31 non-accrual loans at December 31, 2014. Non-accrual loans at March 31, 2015 included $7.1 million, or 84% of non-accrual loans, attributed to 10 loans representing three customer relationships classified as substandard. Non-accrual loans at December 31, 2014 included $8.8 million, or 86% of nonperforming loans, attributed to 16 loans representing six customer relationships classified as substandard. Of these loans at March 31, 2015 and December 31, 2014, four loans totaling $3.9 million represented a stalled residential development project. During the second quarter of 2014, the Bank deferred the collection of principal and interest for one year to enable the project to use available funds to build units and complete the project. The stalled development project loans are considered both troubled debt restructures (“TDRs”) and non-accrual loans. Additionally at March 31, 2015 and December 31, 2014, the Bank had one TDR commercial real estate loan of $1.0 million that is greater than 90 days delinquent. These loans are classified solely as non-accrual loans for the calculation of financial ratios.

Loan delinquency (90 days or greater delinquent and 31-89 days delinquent) decreased $2.0 million from $12.1 million, or 1.39% of loans, at December 31, 2014 to $10.1 million, or 1.13% of loans, at March 31, 2015. Loans 31-89 days delinquent decreased $205,000 million from $1.8 million, or 0.21% of total loans, at December 31, 2014 to $1.6 million, or 0.18% of total loans, at March 31, 2015. Management believes the 31-89 day past due delinquency rate is a leading indicator of the health of the loan portfolio.

At March 31, 2015, the Bank had 23 accruing TDRs totaling $15.5 million compared to 19 accruing TDRs totaling $13.2 million as of December 31, 2014. The Bank added four and 15 TDRs totaling $2.2 million and $12.0 million during the three months ended March 31, 2015 and the year ended December 31, 2014, respectively. The Bank had specific reserves of $481,000 on seven TDRs totaling $2.9 million at March 31, 2015 and $251,000 on five TDRs totaling $2.5 million at December 31, 2014. The following is a breakdown by loan classification of the Company’s TDRs at March 31, 2015 and December 31, 2014:

	March 31, 2015		December 31, 2014
(dollars in thousands)	Dollars	Number of Loans	Dollars	Number of Loans

Commercial real estate	$13,880	13	$10,438	9
Residential first mortgages	901	3	906	3
Construction and land development	4,409	4	4,376	4
Commercial loans	994	6	2,262	6
Commercial equipment	152	2	154	2
Total TDRs	$20,336	28	$18,136	24
Less: TDRs included in non-accrual loans	(4,868)	(5)	(4,887)	(5)
Total accrual TDR loans	$15,468	23	$13,249	19

The OREO balance was $6.9 million at March 31, 2015, an increase of $978,000 compared to $5.9 million at December 31, 2014. This increase consisted of valuation allowances of $125,000 to adjust properties to current appraised values and $453,000 in disposals, offset by additions of 1.6 million. OREO carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

Non-accrual loans and OREO to total assets improved 9 basis points from 1.49% at December 31, 2014 to 1.40% at March 31, 2015.  Non-accrual loans, OREO and TDRs to total assets increased 11 basis points from 2.71% at December 31, 2014 to 2.82% at March 31, 2015. Management considers classified assets to be an important measure of asset quality. Classified assets have been trending down as a percentage of total assets and in total dollars from a high point of greater than 8.45% of total assets or $81.9 million at September 30, 2011 to 4.51% of total assets or $49.1 million at March 31, 2015. Classified assets decreased $4.9 million, or 9.1%, from $54.0 million at December 31, 2014 to $49.1 million at March 31, 2015. The following is a breakdown of the Company’s classified and special mention assets at March 31, 2015 and December 31, 2014, 2013, 2012 and 2011, respectively:

Classified Assets and Special Mention Assets
(dollars in thousands)	As of March 31, 2015	As of December 31, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Classified loans
Substandard	$40,934	$46,735	$47,645	$48,676	$68,515
Doubtful	-	-	-	-	-
Loss	-	-	-	-	37
Total classified loans	40,934	46,735	47,645	48,676	68,552
Special mention loans	9,385	5,460	9,246	6,092	-
Total classified and special mention loans	$50,319	$52,195	$56,891	$54,768	$68,552

Classified loans	40,934	46,735	47,645	48,676	68,552
Classified securities	1,336	1,404	2,438	3,028	6,057
Other real estate owned	6,861	5,883	6,797	6,891	5,029
Total classified assets	$49,131	$54,022	$56,880	$58,595	$79,638

Total classified assets as a percentage of total assets	4.51%	4.99%	5.56%	5.97%	8.10%

The allowance for loan losses was 0.97% of gross loans at March 31, 2015 and December 31, 2014. There was a decrease in the general component of the allowance due to changes to general allowance factors that reflect changes in historical loss, delinquency rates and general economic conditions. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management’s judgment, warrant recognition in determining an adequate allowance. The specific allowance is based on management’s estimate of realizable value for particular loans. Management believes that the allowance is adequate. The Bank decreased its general allowance as a percentage of gross loans two basis points from 0.92% at December 31, 2014 to 0.90% at March 31, 2015. The following is a breakdown of the Company’s general and specific allowances as a percentage of gross loans at March 31, 2015 and December 31, 2014, respectively.

(dollar in thousands)	March 31, 2015	% of Gross Loans	December 31, 2014	% of Gross Loans

General Allowance	$7,987	0.90%	$8,030	0.92%
Specific Allowance	634	0.07%	451	0.05%
Total Allowance	$8,621	0.97%	$8,481	0.97%

Deposits decreased during the first quarter driven primarily by seasonal customer deposit activity. Total deposits decreased by 1.7%, or $14.9 million, to $854.5 million at March 31, 2015 compared to $869.4 million at December 31, 2014. Between 2012 and 2014, the Bank increased transaction deposits, including noninterest bearing deposits, to lower its overall cost of funds. Transaction deposits have increased from 44.9% of total deposits at December 31, 2011 to 55.7% of total deposits at March 31, 2015. Details of the Company’s deposit portfolio at March 31, 2015 and December 31, 2014 are presented below:

	March 31, 2015		December 31, 2014
(dollars in thousands)	Balance	%	Balance	%
Noninterest-bearing demand	$126,186	14.77%	$122,195	14.06%
Interest-bearing:
Demand	92,302	10.80%	108,350	12.46%
Money market deposits	213,577	24.99%	211,929	24.38%
Savings	43,733	5.12%	41,499	4.77%
Certificates of deposit	378,693	44.32%	385,411	44.33%
Total interest-bearing	728,305	85.23%	747,189	85.94%

Total Deposits	$854,491	100.00%	$869,384	100.00%

Transaction accounts	$475,798	55.68%	$483,973	55.67%

The Bank uses both traditional brokered deposits and reciprocal brokered deposits. Traditional brokered deposits at March 31, 2015 and December 31, 2014 were $41.0 million and $41.7 million, respectively. Reciprocal brokered deposits at March 31, 2015 and December 31, 2014 were $44.1 million and $41.6 million, respectively. The reciprocal brokered deposits have many characteristics of core deposits and are used to maximize FDIC insurance available to our customers. The Bank uses the Promontory Network for reciprocal brokered deposits to participate in the Certificate of Deposit Account Registry Service (“CDARS”) and the Insured Cash Sweep product (“ICS”).

Long-term debt and short-term borrowings increased $15.0 million from $76.7 million at December 31, 2014 to $91.7 million at March 31, 2015. During the first quarter of 2015, the Company paid off a net of $4.0 million in Federal Home Loan Bank (“FHLB”) long-term debt and increased short-term borrowings $19.0 million, all of which were for terms less than six months. The Bank uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes.

On February 6, 2015 the Company issued $23.0 million of unsecured 6.25% fixed to floating rate subordinated notes due 2025 (“subordinated notes”). On February 13, 2015, the Company used proceeds of the offering to redeem all $20 million of the Company’s outstanding preferred stock issued under the Small Business Lending Fund (“SBLF”) program. The subordinated notes qualify as tier 2 regulatory capital and replaced SBLF tier 1 capital. The balance of the net proceeds will be used for general corporate purposes, including, but not limited to, contributing capital to Community Bank of the Chesapeake, supporting organic growth, possible acquisitions of branches or other financial institutions should accretive acquisition opportunities arise and the payment of dividends. The subordinated notes will increase the Company’s cost of funds during 2015. The Company’s decision to move forward with the deal during 2015 were based on a scheduled increase in the after-tax SBLF dividend rate to 9% in March 2016, a receptive market for Community Banks to raise sub-ordinated debt and management’s belief that a simplified capital structure will improve the Company’s profitability over time.

During the three months ended March 31, 2015, stockholders’ equity decreased $18.3 million to $98.3 million. The decrease in stockholders’ equity was due to the $20.0 million payoff of SBLF preferred stock as described previously, quarterly common dividends paid of $461,000 and quarterly preferred stock dividends paid of $73,000.  These decreases to capital were partially offset increases to equity from net income of $1.8 million, net stock related activities related to stock-based compensation and the exercise of options of $173,000 and a current year decrease in accumulated other comprehensive loss of $278,000. Increases in common stockholders' equity to $98.3 million at March 31, 2015 resulted in a book value of $20.78 per common share. The Company remains well-capitalized at March 31, 2015 with a Tier 1 capital to average assets ratio of 10.36%.

Other strategic initiatives undertaken by the Company included the analysis of residential mortgage origination with respect to cost to benefit outcomes in the current regulatory environment. “The rapidly increasing compliance costs and risks associated with the origination of residential mortgages have become more pronounced in low volume origination strategies,” stated Michael L. Middleton, Executive Chairman. “Therefore, in April 2015, the Bank exited the residential mortgage origination line of business and has established third party sources to fund our residential whole loan portfolio. The third party sources will allow the Company to maintain a well-diversified residential portfolio while addressing the credit needs in the communities we serve.”

On January 1, 2015, the Company and Bank became subject to the new Basel III Capital Rules (subject to a phase-in period for certain provisions). In July 2013, the Company’s primary federal regulator, the Federal Reserve, published final rules (the “Basel III Capital Rules”) establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions compared to the previous U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking agencies’ rules. The Basel III Capital Rules were effective on January 1, 2015.  As of March 31, 2015, the Company and Bank were well-capitalized under the regulatory framework for prompt corrective action under the new Basel III Capital Rules.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake. Headquartered in Waldorf, Maryland, Community Bank of the Chesapeake is a full-service commercial bank, with assets over $1 billion.  Through its 12 banking centers and five commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s banking centers are located at its main office in Waldorf, Maryland, and eleven branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and King George and Fredericksburg, Virginia.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited as of March 31, 2015. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders on Form 10-K for the year ended December 31, 2014.

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
(dollars in thousands, except per share amounts )	2015	2014
Interest and Dividend Income
Loans, including fees	$10,177	$9,583
Taxable interest and dividends on investment securities	547	590
Interest on deposits with banks	4	2
Total Interest and Dividend Income	10,728	10,175

Interest Expense
Deposits	988	1,208
Short-term borrowings	9	6
Long-term debt	668	527
Total Interest Expense	1,665	1,741

Net Interest Income	9,063	8,434
Provision for loan losses	178	203
Net Interest Income After Provision For Loan Losses	8,885	8,231

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	58	100
Gain on sale of asset	18	-
Net (losses) gains on sale of investment securities	(1)	24
Income from bank owned life insurance	205	151
Service charges	585	552
Gain on sale of loans held for sale	97	68
Total Noninterest Income	962	895

Noninterest Expense
Salary and employee benefits	4,145	4,029
Occupancy expense	630	565
Advertising	103	122
Data processing expense	518	271
Professional fees	295	230
Depreciation of furniture, fixtures, and equipment	201	185
Telephone communications	46	50
Office supplies	39	80
FDIC Insurance	198	139
OREO valuation allowance and expenses	219	129
Other	549	531
Total Noninterest Expense	6,943	6,331

Income before income taxes	2,904	2,795
Income tax expense	1,083	1,074
Net Income	$1,821	$1,721
Preferred stock dividends	23	50
Net Income Available to Common Stockholders	$1,798	$1,671

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
(dollars in thousands)	(Unaudited)

Assets
Cash and due from banks	$10,463	$17,275
Federal funds sold	645	965
Interest-bearing deposits with banks	331	3,133
Securities available for sale (AFS), at fair value	40,435	41,939
Securities held to maturity (HTM), at amortized cost	80,653	84,506
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock - at cost	6,933	6,434
Loans held for sale	271	-
Loans receivable - net of allowance for loan losses of $8,621 and $8,481	881,452	862,409
Premises and equipment, net	21,274	20,586
Other real estate owned (OREO)	6,861	5,883
Accrued interest receivable	3,115	3,036
Investment in bank owned life insurance	27,226	27,021
Other assets	9,512	9,691
Total Assets	$1,089,171	$1,082,878

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest-bearing deposits	$126,186	$122,195
Interest-bearing deposits	728,305	747,189
Total deposits	854,491	869,384
Short-term borrowings	21,000	2,000
Long-term debt	70,659	74,672
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000
Subordinated notes - 6.25%	23,000	-
Accrued expenses and other liabilities	9,726	8,263
Total Liabilities	990,876	966,319

Stockholders' Equity
Preferred Stock, Senior Non-Cumulative Perpetual, Series C - par value $1,000;
authorized 20,000; issued 20,000	-	20,000
Common stock - par value $.01; authorized - 15,000,000 shares;
issued 4,730,314 and 4,702,715 shares, respectively	47	47
Additional paid in capital	46,640	46,416
Retained earnings	52,198	50,936
Accumulated other comprehensive loss	(100)	(378)
Unearned ESOP shares	(490)	(462)
Total Stockholders' Equity	98,295	116,559
Total Liabilities and Stockholders' Equity	$1,089,171	$1,082,878

Selected Financial Information and Ratios
	(Unaudited)
	Three Months Ended March 31,
	2015	2014

KEY OPERATING RATIOS
Return on average assets	0.68%	0.69%
Return on average common equity	7.33	7.24
Return on average total equity	6.77	6.13
Average total equity to average total assets	10.11	11.18
Interest rate spread	3.55	3.46
Net interest margin	3.67	3.60
Cost of funds	0.70	0.79
Cost of deposits	0.47	0.61
Efficiency ratio	69.26	67.86
Non-interest expense to average assets	2.61	2.52
Avg. int-earning assets to avg. int-bearing liabilities	117.91	118.27
Net charge-offs to average loans	0.02	0.07
COMMON SHARE DATA
Basic net income per common share	$0.38	$0.36
Diluted net income per common share	0.38	0.36
Cash dividends paid per common share	0.10	0.10
Weighted average common shares outstanding:
Basic	4,694,460	4,642,064
Diluted	4,694,460	4,658,529

	(Unaudited)
(dollars in thousands, except per share amounts)	March 31, 2015	December 31, 2014	$ Change	% Change
ASSET QUALITY
Total assets	$1,089,171	$1,082,878	$6,293	0.6%
Gross loans	891,283	872,129	19,154	2.2
Allowance for loan losses	8,621	8,481	140	1.7
Past due loans (PDLs) (31 to 89 days)	1,615	1,820	(205)	(11.3)
Nonperforming loans (NPLs) (>=90 days)	8,435	10,263	(1,828)	(17.8)
Non-accrual loans (NPLs + non-accrual only loans) (a)	8,435	10,263	(1,828)	(17.8)
Accruing troubled debt restructures (TDRs) (b)	15,468	13,249	2,219	16.7
Other real estate owned (OREO)	6,861	5,883	978	16.6
ASSET QUALITY RATIOS
Allowance for loan losses to total loans	0.97%	0.97%
Allowance for loan losses to nonperforming loans	102.21	82.64
Past due loans (PDLs) to total loans	0.18	0.21
Nonperforming loans (NPLs) to total loans	0.95	1.18
Loan delinquency (PDLs + NPLs) to total loans	1.13	1.39
Non-accrual loans to total loans	0.95	1.18
Non-accrual loans and TDRs to total loans	2.68	2.70
Non-accrual loans and OREO to total assets	1.40	1.49
Non-accrual loans, OREO and TDRs to total assets	2.82	2.71
COMMON SHARE DATA
Book value per common share	$20.78	$20.53
Common shares outstanding at end of period	4,730,314	4,702,715
OTHER DATA
Number of:
Full-time equivalent employees	175	172
Branches	12	12
Loan Production Offices	5	5
REGULATORY CAPITAL RATIOS
Tier 1 capital to average assets	10.36%	12.24%
Tier 1 common capital to risk-weighted assets	10.48	n/a
Tier 1 capital to risk-weighted assets	11.76	14.26
Total risk-based capital to risk-weighted assets	15.13	15.21

_________________________________________________
(a) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. Interest and principal are recognized on a cash-basis in accordance with the Bank's policy if the loans are not impaired or there is no impairment.

(b) At March 31, 2015 and December 31, 2014, the Bank had total TDRs of $20.3 million and $18.1 million, respectively, with two TDR relationships totaling $4.9 million in non-accrual status for both reporting periods. One TDR customer relationship of $3.9 million dollars has terms that defer the payment of principal and interest for a period of time. These loans will be classified as non-accrual loans during the entire concession period. When the customer is current and paying down the loans, the arrangement will be reported as TDRs in accordance with the Bank's ALLL policy. Additionally at March 31, 2015 and December 31, 2014, the Bank had one TDR loan of $1.0 million that is greater than 90 days delinquent. These loans are classified as non-accrual loans for the calculation of financial ratios.

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended March 31, 2015 and 2014, respectively. There are no tax equivalency adjustments.
	For the Three Months Ended March 31,
		2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$852,911	$10,177	4.77%	$795,690	$9,583	4.82%
Investment securities, federal funds
sold and interest-bearing deposits	133,588	551	1.65%	141,262	592	1.68%
Total Interest-Earning Assets	986,499	10,728	4.35%	936,952	10,175	4.34%
Cash and cash equivalents	12,163			8,159
Other assets	66,377			58,657
Total Assets	$1,065,039			$1,003,768

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$42,372	$10	0.09%	$38,940	$10	0.10%
Interest-bearing demand and money
market accounts	304,290	191	0.25%	271,035	201	0.30%
Certificates of deposit	379,382	787	0.83%	387,108	997	1.03%
Long-term debt	72,530	390	2.15%	74,212	442	2.38%
Short-term debt	12,307	9	0.29%	8,906	6	0.27%
Subordinated notes	13,800	203	5.88%	-	-	0.00%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	75	2.50%	12,000	85	2.83%

Total Interest-Bearing Liabilities	836,681	1,665	0.80%	792,201	1,741	0.88%

Noninterest-bearing demand deposits	112,036			90,664
Other liabilities	8,671			8,643
Stockholders' equity	107,651			112,260
Total Liabilities and Stockholders' Equity	$1,065,039			$1,003,768

Net interest income		$9,063			$8,434

Interest rate spread			3.55%			3.46%
Net yield on interest-earning assets			3.67%			3.60%
Ratio of average interest-earning
assets to average interest bearing liabilities			117.91%			118.27%

Cost of funds			0.70%			0.79%
Cost of deposits			0.47%			0.61%
(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated.  For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume).  Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Three Months Ended March 31, 2015
	compared to Three Months Ended
	March 31, 2014
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$683	$(89)	$594
Investment securities, federal funds
sold and interest bearing deposits	(32)	(9)	(41)
Total interest-earning assets	$651	$(98)	$553

Interest-bearing liabilities:
Savings	1	(1)	-
Interest-bearing demand and money
market accounts	21	(31)	(10)
Certificates of deposit	(16)	(194)	(210)
Long-term debt	(9)	(43)	(52)
Short-term debt	2	1	3
Subordinated notes	203	-	203
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	(10)	(10)
Total interest-bearing liabilities	$202	$(278)	$(76)
Net change in net interest income	$449	$180	$629

(1) Average balance includes non-accrual loans